Exhibit 99.1

California Micro Devices Corporation Announces Pricing of Public Offering

MILPITAS, Calif., April 28 /PRNewswire-FirstCall/ — California Micro Devices Corporation (Nasdaq: CAMD) announced the pricing at $15.00 per share of its previously announced public offering of 1,300,000 shares of its common stock. Needham & Company, Inc., C.E. Unterberg, Towbin and Adams, Harkness & Hill, Inc. are acting as managing underwriters for the offering. The company has also granted the underwriters an option to purchase up to an additional 195,000 shares of its common stock to cover over-allotments, if any. All shares are being offered by the company and the offering represents a new financing.

The offering of shares of company common stock may be made only by means of the prospectus supplement and an accompanying prospectus under the company’s shelf registration statement declared effective by the Securities and Exchange Commission on March 31, 2004. Copies of the prospectus supplement and the accompanying prospectus can be obtained from Needham & Company, Inc., at 445 Park Avenue, 3rd Floor, New York, New York 10022 or by phone at (212) 371-8300. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

California Micro Devices designs and sells application specific integrated passive devices and active analog semiconductor products primarily for the mobile, computing and consumer electronics markets. The company also designs, sells and manufactures thin film products for the medical market.

All statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include that the company will sell shares of its common stock to the underwriters. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, whether the firm commitment of the underwriters to purchase the shares from the company is negated by material adverse changes prior to closing in (i) the company or its prospects, (ii) the financial or securities markets of the US or (iii) political, financial, or economic conditions in the US and whether the underwriters follow through on their several commitment to purchase the shares from the company as well as other risk factors detailed in the company’s Form 8K, 10K, 10Q, and other filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as of the date of this release and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.